Exhibit 99.1

LD Topco, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
	(unaudited)
Current assets
Cash and cash equivalents	$5,610	$23,439
Accounts receivable, net of allowance for doubtful accounts of $5,807 and $5,565, respectively	94,688	80,641
Prepaid expenses	13,431	9,825
Other current assets	281	310

Total current assets	114,010	114,215

Property and equipment
Computer software and hardware	66,948	68,474
Leasehold improvements	26,536	25,389
Furniture, fixtures and other equipment	4,151	4,239
Accumulated depreciation	(59,645)	(49,761)

Property and equipment, net	37,990	48,341
Intangible assets, net	135,280	151,918
Goodwill	393,537	394,167
Other assets	2,039	1,739

Total assets	$682,856	$710,380

Current liabilities
Current portion of long-term debt, net	$29,108	$12,355
Accounts payable and accrued expense	41,005	41,135
Current portion of contingent consideration	292	—
Deferred revenue	3,610	4,160

Total current liabilities	74,015	57,650
Long-term debt, net	404,016	413,064
Contingent consideration	482	—
Deferred tax liabilities	5,855	6,075
Other liabilities	4,469	4,635

Total liabilities	488,837	481,424

Commitments and contingencies	—	—
Stockholders’ equity
Common stock $0.01 par value, shares authorized - 5,000,000; shares issued and outstanding - 3,707,564, and 3,681,979 as of September 30, 2019 and December 31, 2018, respectively	37	37
Additional paid-in capital	375,838	372,283
Treasury stock	(2,406)	(2,406)
Accumulated deficit	(184,153)	(147,954)
Accumulated other comprehensive income	4,703	6,996

Total stockholders’ equity	194,019	228,956

Total liabilities and stockholders’ equity	$682,856	$710,380

See Notes to Unaudited Consolidated Financial Statements.

LD Topco, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(Unaudited)		(Unaudited)
Revenues	$78,169	$73,776	$231,527	$219,173
Cost of revenues	42,018	39,838	118,937	119,441

Gross profit	36,151	33,938	112,590	99,732

Operating expenses
General and administrative	12,223	14,322	41,879	40,911
Research and development	1,533	1,574	4,455	4,886
Sales and marketing	12,043	13,551	36,212	41,912
Depreciation and amortization	9,525	10,338	29,243	31,402

Total operating expenses	35,324	39,785	111,789	119,111

Income (loss) from operations	827	(5,847)	801	(19,379)
Other expenses
Other expense	(9)	16	122	52
Interest expense	12,034	11,849	36,487	34,480

Loss before income taxes	(11,198)	(17,712)	(35,808)	(53,911)
Income tax (benefit) provision	62	(277)	391	(3,303)

Net loss	$(11,260)	$(17,435)	$(36,199)	$(50,608)

Other comprehensive income (loss), net of tax
Foreign currency translation	(2,248)	2,594	(2,293)	(1,261)

Total other comprehensive income (loss), net of tax	(2,248)	2,594	(2,293)	(1,261)

Comprehensive loss	$(13,508)	$(14,841)	$(38,492)	$(51,869)

Net loss per share - basic and diluted	$(3.04)	$(4.95)	$(9.80)	$(14.64)

Weighted average shares outstanding - basic and diluted	3,704,162	3,524,589	3,692,830	3,456,061

See Notes to Consolidated Financial Statements.

LD Topco, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity

(in thousands, except per share amounts)

	Common Stock Issued		Additional paid-in capital	Treasury Stock	Accumulated deficit	Accumulated other comprehensive income	Total
	Shares	Amount
	(Unaudited)
Balance as of December 31, 2018	3,681,979	$37	$372,283	$(2,406)	$(147,954)	$6,996	$228,956
Issuance of common stock	18,362	—	1,655	—	—	—	1,655
Share based compensation	7,223	—	1,900	—	—	—	1,900
Foreign exchange translation	—	—	—	—	—	(2,293)	(2,293)
Net loss	—	—	—	—	(36,199)	—	(36,199)

Balance at September 30, 2019	3,707,564	$37	$375,838	$(2,406)	$(184,153)	$4,703	$194,019

	Common Stock Issued		Additional paid-in capital	Treasury Stock	Stock subscription receivable	Accumulated deficit	Accumulated other comprehensive (loss) income	Total
	Shares	Amount
	(Unaudited)
Balance as of December 31, 2017	3,268,718	$33	$330,931	$(2,319)	$(1,350)	$(80,175)	$7,866	$254,986
Issuance of common stock	250,717	2	25,072	—	—	—	—	25,074
Share based compensation	6,500	—	1,711	—	—	—	—	1,711
Foreign exchange translation	—	—	—	—	—	—	(1,261)	(1,261)
Stock subscription receivable	—	1	—	—	1,350	—	—	1,351
Repurchases of treasury stock	(873)	—	—	(87)	—	—	—	(87)
Adoption of new accounting principle	—	—	40	—	—	(40)	—	—
Net loss	—	—	—	—	—	(50,608)	—	(50,608)

Balance as of September 30, 2018	3,525,062	$36	$357,754	$(2,406)	$—	$(130,823)	$6,605	$231,166

See Notes to Consolidated Financial Statements.

LD Topco, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
	(Unaudited)
Operating activities
Net loss	$(36,199)	$(50,608)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	37,614	41,924
Non-cash interest	3,597	3,390
Stock-based compensation	1,900	1,711
Provision for losses on accounts receivable	1,846	1,691
Deferred income taxes	(221)	(4,773)
Changes in operating assets and liabilities:
Accounts receivable	(13,780)	(6,926)
Prepaid expenses and other current assets	(3,386)	3,055
Accounts payable, accrued expenses and other liabilities	(2,511)	(7,095)
Deferred revenue	(820)	(1,128)

Net cash used in operating activities	(11,960)	(18,759)
Investing activities
Purchases of property and equipment and other assets	(9,288)	(11,476)
Acquisitions	(650)	—

Net cash used in investing activities	(9,938)	(11,476)

Financing activities
Revolving credit facility - draws	41,500	15,500
Revolving credit facility - repayments	(24,500)	(15,500)
Payments for capital lease obligations	(453)	(274)
Payments on long-term debt	(12,750)	(6,375)
Issuance of common stock	414	26,422
Treasury share repurchases	—	(87)
Payments on contingent consideration	—	(2,380)

Net cash provided by financing activities	4,211	17,306

Effect of foreign exchange rates	(142)	(54)
Net decrease in cash	(17,829)	(12,983)
Cash at beginning of period	23,439	18,896

Cash at end of period	$5,610	$5,913

Supplemental disclosure:
Cash paid for interest	$29,770	$34,029

Income taxes paid, net of refunds	$325	$937

Significant noncash investing and financing activities
Purchases of property and equipment in accounts payable and accrued expenses on the consolidated balance sheets	$222	$39

See Notes to Consolidated Financial Statements.

LD Topco, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

For the Three and Nine Months Ended September 30, 2019 and 2018

Note 1 – Organization, business and summary of significant accounting policies

Organization

LD Topco, Inc., a Delaware corporation organized on November 20, 2015 (“LD Topco,” d/b/a KLDiscovery), together with its wholly-owned subsidiaries (collectively, the “Company”) provide technology-based litigation support solutions and services including computer e-discovery, data hosting, and managed document review predominantly to top law firms, corporations and government agencies. The majority of the Company’s current business is derived from these services. The Company’s headquarters is located in McLean, Virginia and has 40 locations in 20 countries, 10 data centers and 20 data recovery labs around the globe. The Company is majority owned by private investment funds managed by The Carlyle Group (“Carlyle”).

On December 19, 2019, the Company completed a merger transaction with Pivotal Acquisition Corp., a public company (“Pivotal”). As a result of the merger, the Company became a wholly-owned subsidiary of Pivotal, with the stockholders of the Company becoming securityholders of Pivotal. The stockholders of the Company received an aggregate of 34,800,000 shares of Pivotal common stock. The stockholders of the Company will also have the right to receive up to 2,200,000 shares of Pivotal common stock if the reported closing sale price of Pivotal’s common stock exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the five-year period following the closing of the Merger. As a result of the merger, it is anticipated that Pivotal’s securities will be delisted from the New York Stock Exchange and the securities will thereafter be traded on a to-be-determined tier of the OTC Bulletin Board.

Principles of consolidation

Our condensed consolidated financial statements contain all of the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the financial position, results of operations and cash flows for the periods presented in conformity with U.S. generally accepted accounting principles (U.S. GAAP) applicable to interim periods. All intercompany accounts have been eliminated in consolidation. The unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018.

Use of estimates

The preparation of condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the condensed consolidated financial statements. Although actual results could differ from those estimates, management does not believe that such differences would be material.

Significant estimates include, but are not limited to, the allowance for doubtful accounts, determining the fair values of assets acquired and liabilities assumed, the recoverability and useful lives of property and equipment, intangible assets, and other long-lived assets, the impairment of goodwill, the interim income tax provision, the valuation and realization of deferred income taxes, the fair value of the Company’s common stock and stock option awards, and acquisition-related contingent consideration.

Segments, concentration of credit risk and major customers

The Company operates in one business segment, providing technology-based litigation support solutions and services.

Financial instruments, which potentially expose the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company places its cash with a banking institution where the balances, at times, exceed federally insured limits. Management believes the risks associated with these deposits are limited.

With respect to accounts receivable, the Company performs ongoing evaluations of its customers, generally grants uncollateralized credit terms to its customers, and maintains an allowance for doubtful accounts based on historical experience and management’s expectations of future losses. As of September 30, 2019, and December 31, 2018, the Company did not have a single customer that represents more than five percent (5%) of its accounts receivable. For the nine months ended September 30, 2019 and 2018, the Company did not have a single customer that represents more than five percent (5%) or more of its consolidated revenues. The Company believes that the geographic and industry diversity of the Company’s customer base throughout the U.S. and internationally minimizes the risk of incurring material losses due to concentrations of credit risk.

Foreign currency

Results of operations for the Company’s non-U.S. subsidiaries are translated from the designated functional currency to the reporting currency of the U.S. dollar. Revenues and expenses are translated at average exchange rates for each month, while assets and liabilities are translated at balance sheet date exchange rates. Resulting net translation adjustments are recorded as a component of stockholders’ equity in “Accumulated other comprehensive income.”

Transaction gains and losses arising from currency exchange rate fluctuations on transactions denominated in a currency other than the local functional currency are included in “Other expense” on the Company’s Condensed Consolidated Statements of Comprehensive Loss. Such transaction gains and losses may be realized or unrealized depending upon whether the transaction settled during the period or remains outstanding at the balance sheet dates.

Business combinations

The Company recognizes all of the assets acquired, liabilities assumed, contractual contingencies, and contingent consideration at their fair value on the acquisition date. Acquisition-related costs are recognized separately from the acquisition and expensed as incurred. Restructuring costs incurred in periods subsequent to the acquisition date are expensed when incurred. Subsequent changes to the purchase price (i.e. working capital adjustments) or other fair value adjustments determined during the measurement period are recorded as an adjustment to goodwill, with the exception of contingent consideration, which is recognized in the statement of operations in the period it is modified. All subsequent changes to a valuation allowance or uncertain tax position that relate to the acquired company and existed at the acquisition date that occur both within the measurement period and as a result of facts and circumstances that existed at the acquisition date are recognized as an adjustment to goodwill. All other changes in valuation allowances are recognized as a reduction or increase to income tax expense or as a direct adjustment to additional paid-in capital as required.

Cash, cash equivalents, and restricted cash

The Company considers all highly liquid financial instruments with an original maturity of three months or less when purchased to be cash equivalents.

As of September 30, 2019 and December 31, 2018, $0.1 million of cash was pledged as collateral with Bank of America for credit cards issued to Company employees.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at original invoice amount less an estimate for doubtful receivables based on a review of outstanding amounts monthly. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition and credit history. Accounts receivable are written off when deemed uncollectible. Recoveries of trade accounts receivable previously written off are recorded when received.

Computer software, property and equipment

Computer software, property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives of the assets:

Computer software and hardware	3 to 5 years
Leasehold improvements	Shorter of lease term or useful life
Furniture, fixtures and other equipment	3 to 5 years

Gains or losses on disposals are included in results of operations at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Costs for replacements and betterments are capitalized, while the costs of maintenance and repairs are expensed as incurred. Property under capital leases are depreciated using the straight-line method over the lease term.

Depreciation expense totaled $4.5 million and $4.9 million for the three months ended September 30, 2019 and 2018, respectively, and includes amortization of assets recorded under capital leases. Depreciation expense totaled $13.8 million and $14.2 million for the nine months ended September 30, 2019 and 2018, respectively.

Internal-use software development costs

The Company capitalizes certain internal computer software costs incurred during the application development stage. The application development stage generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditure will result in additional functionality. Capitalized software costs are depreciated over the estimated useful life of the underlying project on a straight-line basis. The Company’s estimated useful life of capitalized software costs varies between three and five years, depending on management’s expectation of the economic life of various software. Capitalized software depreciation costs are recorded as a component of cost of revenue.

Capitalized software costs are reflected as part of the “Intangible assets, net” line in the Company’s Condensed Consolidated Balance Sheets and totaled $11.3 million and $7.6 million as of September 30, 2019 and December 31, 2018.

Goodwill

Goodwill represents the excess of the total consideration paid over identified intangible and tangible assets of the Company and its acquisitions. The Company tests its goodwill for impairment at the reporting unit level on an annual basis on October 1, and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. As of the October 1 testing date the Company has determined there is one entity-wide reporting unit.

Accordingly, the Company has not identified any indicators of impairment, nor have any impairment charges been recorded related to goodwill resulting from the interim impairment test.

Revenue recognition

The Company recognizes revenue when all the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is reasonably assured. Deferred revenue represents revenues collected but not earned as of the financial statement date. Any taxes assessed on revenues relating to services provided to the Company’s clients are recorded on a net basis.

The Company’s revenues are primarily derived from contracts to provide services each month including: collection and forensic services, processing, document review services and hosting fees based on the amount of data stored. The Company bills its customers monthly in arrears for services provided. For these contractual arrangements, the Company has identified each deliverable service element. Based on an evaluation of each element, the Company has determined that each element delivered has standalone value to its customers because the Company or other vendors sell such services separately from any other services/deliverables.

Accordingly, each of the service elements in the Company’s multiple element case and document management arrangements qualify as a separate unit of accounting. The Company allocates revenue to the various units of accounting in its arrangements based on the fair value or best estimated selling price of each unit of accounting, which is generally consistent with the stated prices in the arrangements.

The Company enters into arrangements that can include various combinations of software, services, and hardware. Where elements are delivered over different periods of time, and when allowed under U.S. GAAP, revenue is allocated to the respective elements based on their relative selling prices at the inception of the arrangement, and revenue is recognized as each element is delivered. The Company uses a hierarchy to determine the fair value to be used for allocating revenue to elements: vendor-specific objective evidence of fair value (“VSOE”), third-party evidence and best estimate of selling price (“BESP”). For software elements, the Company follows the industry specific software guidance which only allows for the use of VSOE in establishing fair value. Generally, VSOE is the price charged when the deliverable is sold separately, or the price established by management for a product that is not yet sold if it is probable that the price will not change before introduction into the marketplace. In software arrangements where the Company does not have VSOE for all undelivered elements, the elements are combined and the arrangement consideration is recognized for the combined element, generally ratably over the maintenance period. BESPs are established as best estimates of what the selling prices would be if the deliverables were sold regularly on a stand-alone basis. The Company’s process for determining BESPs requires judgment and considers multiple factors that may vary over time depending upon the unique facts and circumstances related to each deliverable.

Recent pronouncements

In connection with the merger transaction with Pivotal, the Company will elect to be an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act and take advantage of the extended transition period of delaying the adoption of new or revised accounting standards until such time as those standards apply to private companies. This may make the comparison of the Company’s condensed consolidated financial statements to other public companies not meaningful due to the differences in accounting standards being applied.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). Topic 606 supersedes nearly all existing revenue recognition guidance under GAAP. The core principle of Topic 606 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. Topic 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than are required under existing GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation, among others.

The Company will adopt Topic 606 (as amended) in its annual Financial Statements for the year ended December 31, 2019. The Company is using a comprehensive approach to evaluate the impact of the new standard on our accounting policies, processes, and systems to identify potential differences that would result from applying the new requirements to our revenue contracts, including evaluation of performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price, allocating the transaction price to each separate performance obligation, and accounting treatment of costs to obtain and fulfill contracts.

The Company has established a cross-functional implementation team and will utilize a bottom-up approach to analyze the impact of the standard on its arrangements by reviewing the current accounting policies and practices to identify potential differences that would result from applying the requirements of the new standard to its revenue contracts.

The Company has progressed with its project plan for adopting this standard, including gathering and evaluating the inventory of its revenue streams. The Company continues to evaluate the potential impact on its accounting policies, internal control processes, including system readiness and the related disclosures that will be required under the new guidance.

The update may be applied using one of two methods: retrospective application to each prior reporting period presented, or a modified retrospective application, with the cumulative effect of initially applying the update recognized at the date of initial application. The Company has elected to use the modified retrospective application transition method on its condensed consolidated financial statements and disclosures.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize on the balance sheet a right-of-use asset, representing their right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing and uncertainty of cash flows arising from leases. The standard requires the use of a modified retrospective transition approach, which includes a number of optional practical expedients that entities may elect to apply. This standard is effective for the Company beginning January 1, 2020 and the Company is currently evaluating the impact that ASU 2016-02 will have on its condensed consolidated financial statements.

In October 2016, the FASB issued ASU “Accounting for Income Taxes: Intra-Entity Transfers of Assets Other than Inventory” (Topic 740). ASU 2016-16 requires companies to recognize the income tax effects of intercompany sales of assets other than inventory when the transfer occurs. This standard was effective for the Company beginning January 1, 2019 and the adoption did not have a material impact on its condensed consolidated financial statements.

Note 2 — Fair value measurements

The Company accounts for recurring and non-recurring fair value measurements in accordance with ASC 820, Fair Value Measurements. ASC 820 defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value, and requires expanded disclosures about fair value measurements. The ASC 820 hierarchy ranks the quality of reliability of inputs, or assumptions, used in the determination of fair value, and requires assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories:

Level 1 – Fair value is determined by using unadjusted quoted prices that are available in active markets for identical assets and liabilities.

Level 2 – Fair value is determined by using inputs other than Level 1 quoted prices that are directly or indirectly observable. Inputs can include quoted prices for similar assets and liabilities in active markets or quoted prices for identical assets and liabilities in inactive markets. Related inputs can also include those used in valuation or other pricing models, such as interest rates and yield curves that can be corroborated by observable market data.

Level 3 – Fair value is determined by inputs that are unobservable and not corroborated by market data. Use of these inputs involves significant and subjective judgments to be made by a reporting entity – e.g., determining an appropriate adjustment to a discount factor for illiquidity associated with a given security.

The Company evaluates financial assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them each reporting period. This determination requires significant judgments to be made by the Company.

The Company believes that the fair values of its current assets and current liabilities (cash, accounts receivable, accounts payable, and other current liabilities) approximate their reported carrying amounts.

The Company estimates the fair value of contingent purchase consideration based on the present value of the consideration expected to be paid during the remainder of the earn-out period, based on management’s assessment of the acquired operations’ forecasted earnings. This fair value measure is based on significant inputs not observed in the market and thus represents a Level 3 measurement.

The significant unobservable inputs used in the fair value measurements of the Company’s contingent purchase consideration include its measures of the future profitability and related cash flows of the acquired business or assets, impacted by appropriate discount rates. Significant increases (decreases) in any of these individual inputs would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumptions used for the discount rates is indirectly proportional to the fair value of contingent purchase consideration and a change in the assumptions used for the future cash flows is directly proportional to the fair value of contingent purchase consideration. The Company, using additional information as it becomes available, reassesses the fair value of the contingent purchase consideration on an annual basis.

Any change in the fair value of contingent consideration liability results in a remeasurement gain or loss that is recorded as income or expense, respectively, and is included in “Change in fair value of contingent consideration” on the Condensed Consolidated Statements of Comprehensive Loss. As of September 30, 2019, contingent consideration totaled $0.8 million. As of December 31, 2018, all acquisition related contingent consideration was fully paid.

Balance at December 31, 2018	$—
Issuance of contingent consideration	774

Balance at September 30, 2019	$774

Balance at December 31, 2017	$2,380
Payment of contingent consideration	(2,380)

Balance at September 30, 2018	$—

Management estimates the carrying amount of the Company’s long-term debt approximates its fair value because the interest rates on these instruments are subject to changes in market interest rates or are consistent with prevailing interest rates.

Note 3 — Leasing arrangements

The Company leases office space and certain equipment under operating and capital lease agreements, expiring in various years through 2028. Certain leases contain annual rent escalation clauses.

Rent expense totaled $5.0 million and $5.5 million for the three months ended September 30, 2019 and 2018, respectively. Rent expense totaled $15.4 million and $15.5 million for the nine months ended September 30, 2019 and 2018, respectively.

For years subsequent to December 31, 2018, future minimum payments for all operating and capital lease obligations that have initial non-cancelable lease terms exceeding one year, net of rental income from subleases are as follows (in thousands):

December 31,	Capital Leases	Operating Leases
2019 (3 months)	158	3,112
2020	631	11,927
2021	631	8,712
2022	542	6,454
2023	69	5,890
Thereafter	—	10,196

Total	$2,031	$46,291

Less interest on lease obligations	(248)

Net Amount	1,783
Less current portion	(631)

Non-current portion	$1,152

Note 4 — Long term debt

The table below summarizes the components of the Company’s long-term debt (in thousands):

	September 30, 2019	December 31, 2018
First lien facility due 2022	310,250	323,000
Second lien facility due 2023	125,000	125,000
Revolver	17,000	—

Total debt	452,250	448,000
Less: unamortized original issue discount	(11,052)	(13,043)
Less: unamortized debt issuance costs	(8,074)	(9,538)

Total debt, net	433,124	425,419
Current portion of debt	17,000	17,000
Revolver	17,000	—
Less: current portion of unamortized original issue discount	(2,821)	(2,678)
Less: current portion of unamortized debt issuance costs	(2,071)	(1,967)

Total current portion of debt, net	29,108	12,355

Total long term debt, net	$404,016	$413,064

2016 Credit Agreement

On December 9, 2016, LD Topco entered into a Credit Agreement with a group of lenders to establish term loan facilities and a revolving line of credit for borrowings by LD Intermediate, Inc. and LD Lower Holdings, Inc. (the “Initial Term Loans”). The Initial Term Loan borrowings of $340.0 million (“First Lien Facility”) and $125.0 million (“Second Lien Facility”) mature on December 9, 2022 and December 9, 2023, respectively.

The First Lien Facility established a term loan principal payment schedule with payments due on the last day of each calendar quarter beginning on March 31, 2017 of $2.1 million. Quarterly principal payments increase to $4.3 million beginning on March 31, 2019 with a balloon payment of $259.3 million due at maturity. The interest rate for the First Lien Facility adjusts every interest rate period, which can be one, two, three or six months in duration and is decided by the Company, or to the extent consented to by all appropriate Lenders, twelve months thereafter. Interest payment dates include the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period is also an interest payment date. For each interest period, the interest rate per annum is 5.875% plus the Adjusted Eurocurrency Rate which is defined as an amount equal to the Statutory Reserve Rate multiplied by the greatest of a) LIBOR, b) 0.00% per annum and c) solely with respect to the Initial Term Loans, 1.00% per annum. At September 30, 2019, the balance due was $310.3 million with an interest rate of 5.875% plus an Adjusted Eurocurrency Rate of 2.311%.

The Second Lien Facility requires a balloon payment of $125.0 million due at maturity. The interest rate for the Second Lien Facility adjusts every interest rate period, which can be one, two, three or six months in duration and is decided by the Company, or to the extent consented to by all appropriate Lenders, twelve months thereafter. Interest payment dates include the last day of each interest period and any maturity dates of the facility; however, if any interest period exceeds three months, the respective dates that fall every three months after the beginning of an interest period is also an interest payment date. For each interest period, the interest rate per annum is 10.0% plus the Adjusted Eurocurrency Rate which is defined as an amount equal to the Statutory Reserve Rate multiplied by the greatest of a) LIBOR, b) 0.00% per annum and c) solely with respect to the Initial Term Loans, 1.00% per annum. At September 30, 2019, the balance due was $125.0 million with an interest rate of 10.00% plus an Adjusted Eurocurrency Rate of 2.311%.

The First and Second Lien Facilities are secured by substantially all the Company’s assets and contain financial covenants. As of September 30, 2019, the Company was in compliance with all covenants.

The 2016 Credit Agreement includes a mandatory prepayment within ten days after delivery of the annual audited financial statements commencing with the fiscal year ending December 31, 2016, in an amount equal to the Excess Cash Flow Percentage of Excess Cash Flow for such Fiscal Year, as defined in the agreement. There were no mandatory prepayments required to be made for the year ended December 31, 2018.

Revolver

The 2016 Credit Agreement also provides for unfunded revolver commitment for borrowing up to $30.0 million, maturing December 9, 2021. Borrowings under the revolver commitment may be limited by certain financial covenants of the Credit Agreement including the First Lien Net Leverage Ratio. The Company may draw up to $30.0 million, on a term loan basis, with an adjustable interest rate of 5.375%, 5.625%, or 5.875% based on the First Lien Net Leverage Ratio plus an amount equal to the LIBOR. As of September 30, 2019, there was $17 million outstanding under the revolving loan. No amounts were outstanding under the revolving loan as of December 31, 2018.

As of September 30, 2019, there was approximately $13 million available capacity for borrowing under the revolving loan commitment.

Note 5 — Equity incentive plan

On March 29, 2016, the Company adopted the 2016 Equity Incentive Plan (as amended, the “2016 Plan”) under which eligible employees, officers, directors and consultants of the Company may be granted incentive or non-qualified stock options, restricted stock, restricted stock units, or other stock-based awards, including shares of common stock. The 2016 Plan expires in March 2026. As of September 30, 2019, 603,829 shares of Common Stock were reserved under the 2016 Plan. As of September 30, 2019, 136,076 shares of common stock remained available for issuance.

Stock option activity

The following table summarizes the Company’s stock option activity under the 2016 Plan:

Description	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (1)
Balance at December 31, 2018	411,480	$100	8.3	$—
Granted	67,050	90
Forfeited	(28,660)	100
Expired	(7,840)	100

	442,030	$99	7.6	$—

Vested and expected to vest	221,015	$99	7.6	$—

Exercisable	91,829	$100	6.8	$—

No stock options were exercised during the nine months ended September 30, 2019.

The following table summarizes additional information on stock option grants and vesting (in thousands):

	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
	(Unaudited)
Total fair value of stock options granted	$2,492	$3,007
Total fair value of options vested	1,439	1,226

Time-based vesting stock options

Time-based vesting stock options generally vest over a five-year period, are subject to graded vesting schedules, and expire ten years from the date of grant or within 90 days of termination. The weighted-average fair value per share of time-based vesting stock options granted by us was $37.16 and $41.24 during the nine months ended September 30, 2019 and 2018, respectively.

For the three months ended September 30, 2019 and 2018, the Company recognized $0.4 million of stock-based compensation expense for both periods. For the nine months ended September 30, 2019 and 2018, the Company recognized $1.9 million and $1.7 million of stock-based compensation expense, respectively. As of September 30, 2019, there was $4.9 million of unrecognized stock-based compensation expense, respectively, related to unvested time-based stock options that is expected to be recognized over a weighted-average period of 3.1 years.

Performance-based vesting stock options

Performance-based vesting stock options generally vest upon the satisfaction of performance- and market-based criteria, based on the Principal Stockholders’ (as defined in the 2016 Plan) internal rate of return on their investment in the Company as measured following their sale of at least 70% of the Principal Stockholders total holdings in the Company, and expire ten years from the date of grant. The weighted-average fair value per share of performance-based vesting stock options granted by the Company was $37.16 and $41.21 during the nine months ended September 30, 2019 and 2018, respectively.

As of September 30, 2019, no stock-based compensation expense had been recognized for stock options with performance-based vesting conditions due to a qualifying event for the awards’ performance-based vesting component not being considered probable as of those dates. The total unrecognized stock-based compensation expense relating to these awards was $8.6 million as of September 30, 2019.

Award Valuation

The Company used valuation models to value both time and performance-based vesting stock options granted during 2019 and 2018. The following table summarizes the assumptions used in the valuation models to determine the fair value of awards granted to employees and non-employees under the 2016 Plan:

	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
	(Unaudited)
Expected volatility	36.92%	35.51%
Expected term (in years)	6.5	6.5
Dividend yield	0.00%	0.00%
Risk free interest rate	2.42%	2.89%

A discussion of management’s methodology for developing each of the assumptions used in the valuation model follows:

•

Expected volatility – Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company uses an estimated volatility based on the historical and implied volatilities of comparable companies.

•

Expected term – This is the period that the options granted are expected to remain unexercised. For options granted during the nine months ended September 30, 2019, the Company derived the expected life of the option based on the average midpoint between vesting and the contractual term as there is little exercise history.

•	Dividend yield – The Company has never declared or paid dividends and have no plans to do so in the foreseeable future.

•	Risk-free interest rate – This is the U.S. Treasury rate for securities with similar terms that most closely resembles the expected life of the option.

Stock award activity

During the nine months ended September 30, 2019, the Company granted to certain non-employee directors 7,223 stock awards. These stock awards were issued to non-employee directors in satisfaction of their annual retainer payments and are not subject to any vesting conditions, and thus became issued and outstanding shares on the grant date. During the three months ended September 30, 2019, the Company did not grant any stock awards to non-employee directors. The Company recognized the grant-date fair value of the stock awards of $0.7 million as stock-based compensation expense concurrent with the grant date of the awards during each of the nine months ended September 30, 2019 and 2018.

Stock-based compensation expense

Stock-based compensation expense is included in the Condensed Consolidated Statements of Comprehensive Loss within the following line items (in thousands):

	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
	(Unaudited)
Cost of revenues	$442	$635
General and administrative	1,045	847
Research and development	67	11
Sales and marketing	346	218

Total	$1,900	$1,711

Restricted stock units

Certain employees may be eligible to receive restricted stock unit awards in the event of an IPO (as defined in the respective employment agreements) with a market value equal to the greater of (1) $3.5 million or (2) an amount determined using a formula-based model (as defined in the respective employment agreements), as of the date of such grants.

Note 6 — Earnings (loss) per share

Basic earnings (loss) per common share (“EPS”) is calculated by dividing the net earnings (loss) for the fiscal year by the weighted-average number of common shares outstanding during the period. Due to the Company’s net loss for the three and nine months ended September 30, 2019 and 2018, all potential common stock equivalents were anti-dilutive.

The following table summarizes the basic and diluted loss per share for the three and nine months ended September 30, 2019 and 2018 (in thousands, except share and per share amounts).

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(Unaudited)
Basic and diluted loss per share:
Net loss	$(11,260)	$(17,435)	$(36,199)	$(50,608)

Weighted average common shares outstanding - basic	3,704,162	3,524,589	3,692,830	3,456,061
Dilutive effect of potentially issuable shares	—	—	—	—

Weighted average common shares outstanding - diluted	3,704,162	3,524,589	3,692,830	3,456,061

Basic loss per share	$(3.04)	$(4.95)	$(9.80)	$(14.64)
Dilutive effect of potentially issuable shares	—	—	—	—

Diluted loss per share	$(3.04)	$(4.95)	$(9.80)	$(14.64)

Common share equivalents excluded due to anti-dilutive effect	—	—	—	—

Note 7 — Income taxes

A valuation allowance has been established against our net U.S. federal and state deferred tax assets, including net operating loss carryforwards. As a result, our income tax provision is primarily related to foreign tax activity and U.S. deferred taxes for tax-deductible goodwill and other indefinite-lived liabilities. During the three months ended September 30, 2019 and 2018, we recorded an income tax provision (benefit) of $0.1 million and $(0.3) million, respectively, resulting in an effective tax rate of -0.6% and 1.6%, respectively. During the nine months ended September 30, 2019 and 2018, we recorded an income tax provision (benefit) of $0.4 million and $(3.3) million, respectively, resulting in an effective tax rate of -1.1% and 6.1%, respectively. These effective tax rates differ from the U.S. federal statutory rate primarily due to the effects of foreign tax rate differences, non-deductible transaction related costs and the valuation allowance against our domestic deferred tax assets.

Note 8 — Commitments and contingencies

The Company is involved in various legal proceedings, which may arise occasionally in the normal course of business. While the ultimate results of such matters generally cannot be predicted with certainty, management does not expect such matters to have a material effect on the financial position and results of operations as of September 30, 2019.

The Company has four letters of credit as additional security for lease guarantees as follows, $0.3 million for the location in Eden Prairie, Minnesota, $0.3 million for the location in Austin, Texas, $0.1 million for the location in Toronto, Canada and $0.1 million for the location in Sydney, Australia.

Note 9 — Related parties

On December 22, 2015, the Company entered into a consulting agreement with Carlyle Investment Management, LLC, an affiliate of Carlyle, for advisory, consulting and other services in relation to the strategic and financial management of the Company. For the three months ended September 30, 2019 and 2018, the Company recognized $0.2 million and $0.2 million, respectively, in management consulting fees, which were reflected within “General and administrative expenses” in the accompanying Unaudited Consolidated Statements of Comprehensive Loss. For each of the nine months ended September 30, 2019 and 2018, the Company recognized $0.8 million in management consulting fees. As of September 30, 2019 and December 31, 2018, approximately $3.0 and $2.3 million remained payable.

Note 10 – Business Combinations

During the third quarter of 2019, the Company acquired the assets of two companies for total consideration of $4.8 million, consisting of $3.3 million in required cash payments, the issuance of 13,792 shares of the Company’s common stock, and contingent consideration fair valued at $0.8 million. The $3.3 million in cash payments are to be made in installment payments through 2020 with $0.65 million paid in the third quarter of 2019.

Note 11 — Subsequent events

The Company has evaluated subsequent events through December 19, 2019, the date on which these financial statements were issued. In conjunction with its merger transaction with Pivotal Acquisition Corp. on December 19, 2019, the Company entered into a series of convertible debentures with an aggregate principal amount of $200 million and issued to the debenture holders 2,097,974 shares of stock and 1,764,719 warrants to purchase shares. Concurrently with the transaction, the Company paid off all amounts due, including accrued interest, under the Company’s Second Lien Facility and Revolver, for a total of $146.8 million.